Exhibit 3.1

AMENDED AND RESTATED CHARTER

OF

COMMERCIAL BANCGROUP, INC.

Pursuant to Section 48-20-107 of the Tennessee Business Corporation Act, Tennessee Code Annotated Section 48-11-101 et seq. (the ” Corporation Act”), the charter of Commercial Bancgroup, Inc., a corporation chartered under the laws of the State of Tennessee, is hereby amended and restated in its entirety as follows:

Section 1. Corporate Name. The full corporate name of the corporation is Commercial Bancgroup, Inc. (the “Company”).

Section 2. Principal and Registered Offices; Registered Agent. The address of both the principal office and the registered office of the Company is 6710 Cumberland Gap Parkway, Harrogate, Claiborne County, Tennessee 37752. The Company’s registered agent at its registered office is Terry L. Lee, and his email address is tlee@cbtn.com.

Section 3. Business Email Address. The business email address for the Company is cb-business@cbtn.com.

Section 4. Purpose. The Company is incorporated to pursue, conduct, and engage in any or all lawful businesses and activities for or available to a corporation chartered under the Corporation Act and registered as a bank holding company, and, if applicable, that has elected to become a financial holding company, under the Bank Holding Company Act of 1956, as amended.

Section 5. For Profit. The Company is for profit.

Section 6. Capital Stock.

(a) The total number of shares of all classes of capital stock which the Company shall have the authority to issue is 60,000,000 shares, of which 50,000,000 shares shall be common stock, par value $0.01 per share (the “Common Stock”), and 10,000,000 shares shall be preferred stock, par value $0.01 per share (the “Preferred Stock”).

(b) The holders of Common Stock shall have unlimited voting rights, with the holders thereof having one vote per share on all matters on which the Common Stock is entitled to vote. The holders of Common Stock shall have (i) the right to receive distributions from the Company, when, as, and if declared by the board of directors of the Company, subject to the satisfaction of any preferential distribution rights of holders of any other class or series of capital stock of the Company, and (ii) the right, together with the holders of any other class or series of capital stock of the Company who have the right to receive the net assets of the Company upon dissolution, to receive the net assets of the Company upon the dissolution of the Company, subject to the satisfaction of any preferential rights of holders of any other class or series of capital stock of the Company to receive such assets.

(c) Authority is expressly granted to the board of directors of the Company to, from time to time, provide for and issue, out of the authorized but unissued shares of Preferred Stock, one or more series of Preferred Stock and, with respect to each such series, to fix by resolution the number of shares constituting such series and, within the limitations set forth in Section 48-16-101 of the Corporation Act, the designation and preferences, limitations, and relative rights of such series. All shares of any series of Preferred Stock shall be identical in all respects, and all series of Preferred Stock shall rank equally and be identical in all respects, except as otherwise provided in the resolution(s) providing for any series of Preferred Stock.

(d) On the date and at the time this Amended and Restated Charter becomes effective, (i) each share of Class B common stock, par value $10.00 per share, of the Company (the “Class B Stock”) then issued and outstanding shall automatically, without any action on the part of the holder(s) thereof, be reclassified and converted into and become 1.15 shares of Common Stock, and (ii) each share of Class C common stock, par value $10.00 per share, of the Company (the “Class C Stock”) then issued and outstanding shall automatically, without any action on the part of the holder(s) thereof, be reclassified and converted into and become 1.05 shares of Common Stock (the “Stock Reclassification”). Each stock certificate that immediately prior to the effective time of the Stock Reclassification represented issued and outstanding shares of Class B Stock or Class C Stock shall thereafter represent that number of shares of Common Stock into which the shares of Class B Stock or Class C Stock, as applicable, represented by such certificate have been reclassified and converted pursuant to this Section 6(d).

(e) Effective immediately following the Stock Reclassification, each share of Common Stock that is then issued and outstanding (including shares of Common Stock into which the Class B Stock and the Class C Stock have been reclassified and converted pursuant to Section 6(d)) shall automatically, without any action on the part of the holder(s) thereof, be subdivided and reclassified into 250 shares of Common Stock (the “Forward Stock Split”). Each stock certificate that immediately prior to the effective time of the Forward Stock Split represented issued and outstanding shares of Common Stock shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by such certificate have been subdivided and reclassified pursuant to this Section 6(e). The number of authorized shares of Common Stock, and the par value per share of the Common Stock, shall be as stated in Section 6(a) and shall not be affected by the Forward Stock Split.

Section 7. Board of Directors.

(a) All corporate powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, a board of directors. The board of directors of the Company shall consist of at least five but not more than 25 directors.

(b) The terms of Company directors shall be staggered by dividing the board of directors of the Company into three classes designated Class I, Class II, and Class III, with the number of directors in each class to at all times be as equal as possible. Each director shall be elected for a term to expire at the third annual meeting of Company shareholders following the annual meeting at which such director is elected, except that (i) each director initially appointed to Class I shall serve for an initial term to expire at the first annual meeting of Company shareholders following the effective date of this Amended and Restated Charter, (ii) each director initially appointed to Class II shall serve for an initial term to expire at the second annual meeting of Company shareholders following the effective date of this Amended and Restated Charter, and (iii) each director initially appointed to Class III shall serve for an initial term to expire at the third annual meeting of Company shareholders following the effective date of this Amended and Restated Charter, and provided that the term of each director shall continue until the election and qualification of his or her successor or a decrease in the number of directors and shall be subject to and end at the director’s earlier death, retirement, resignation, or removal from office.

Section 8. Limitation of Director Liability.

(a) No director of the Company shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of a director (i) for a breach of the director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 48-18-302 of the Corporation Act with respect to unlawful distributions.

(b) Unless two-thirds of the members of the board of directors of the Company shall approve the amendment or repeal (in which case this Section 8 may be amended or repealed by the shareholders of the Company by the affirmative vote of a majority of all votes entitled to be cast), this Section 8 may not be amended or repealed by the shareholders of the Company without the affirmative vote of at least two-thirds of all votes entitled to be cast. Any amendment to or the repeal of this Section 8 shall be prospective only and shall not adversely affect the limitation of the personal liability of any director of the Company with respect to actions or omissions prior to the effective date of such amendment or repeal.

Section 9. Removal of Directors. A director of the Company may be removed by the shareholders of the Company only for cause and in accordance with the bylaws of the Company. Any or all of the directors of the Company may be removed for cause by the vote of a majority of all members of the board of directors and in accordance with the bylaws of the Company. A director may be removed by the shareholders of the Company or by majority vote of all members of the board of directors only at a meeting called for the purpose of removing the director, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is the removal of director(s).

Section 10. Special Meetings of Shareholders. A special meeting of the shareholders of the Company may be called by the holder(s) of 25% or more (but not less than 25%) of the issued and outstanding shares of voting stock of the Company entitled to vote on any matter proposed to be considered at such special meeting, in the manner prescribed in the bylaws of the Company.

Section 11. Indemnification and Insurance. The Company shall indemnify and advance expenses to its directors and officers, and may indemnify and advance expenses to all other persons, including employees and agents, it has the power to indemnify and advance expenses to under the Corporation Act, and may purchase and maintain insurance or furnish similar protection on behalf of its directors, officers, employees, and agents, in each case to the fullest extent permitted by the Corporation Act (even if indemnification and the advancement of expenses is permissive under the Corporation Act) and applicable federal laws and regulations, including without limitation applicable federal regulations regarding indemnification payments by a depository institution holding company, as the same may be amended from time to time.

Section 12. Amendment of Charter and Bylaws. This Amended and Restated Charter may be amended by the board of directors of the Company to the fullest extent permitted by the Corporation Act. This Amended and Restated Charter may be amended by the shareholders of the Company only by the affirmative vote of a majority of all votes entitled to be cast on the amendment, unless a greater vote is expressly required by this Amended and Restated Charter or by the Corporation Act. The bylaws of the Company may be amended by the shareholders of the Company only by the affirmative vote of a majority of all votes entitled to be cast on the amendment, unless a greater vote is required by the Corporation Act. The bylaws of the Company may be amended by the board of directors of the Company to the fullest extent permitted by the Corporation Act; provided, however, that any such amendment must be approved by the affirmative vote of a majority of all members of the board of directors, unless a greater vote is required by the Corporation Act.

Section 13. Miscellaneous. The Company shall be of perpetual duration. The Company’s fiscal year shall be the calendar year. The Company’s NAICS Code is 551111 (Offices of Bank Holding Companies).

Section 14. Savings Clause. In the event any provision of this Amended and Restated Charter is held to be invalid, illegal, or unenforceable, in whole or in part, in or as applied to any circumstance, the validity, legality, and enforceability of such provision in or as applied to any other circumstance and of the remaining provisions of this Amended and Restated Charter shall not be affected or impaired thereby and shall remain valid, legal, and enforceable to the fullest extent permitted by law.

Dated September 18, 2025.

COMMERCIAL BANCGROUP, INC.

By:	/s/ Terry L. Lee
Terry L. Lee
President and Chief Executive Officer

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